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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40121) pertaining to the Amended and Restated 1996 Stock Option Plan and related Prospectus of WFS Financial Inc of our reports dated March 8, 2005 with respect to the consolidated financial statements of WFS Financial Inc, WFS Financial Inc management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WFS Financial Inc, in this Annual Report (Form 10-K) for the year ended December 31, 2004.




                                                /s/ERNST & YOUNG LLP

Los Angeles, California
March 8, 2005